UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Digirad Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DIGIRAD CORPORATION
1048 Industrial Court
Suwanee, Georgia 30024
_____________________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 28, 2017
To the Stockholders of Digirad Corporation:
You are cordially invited to attend our annual meeting of stockholders on April 28, 2017. We will hold the meeting at 1:00 p.m. Eastern Daylight Time at our headquarters at 1048 Industrial Court, Suwanee, Georgia 30024.
In connection with the annual meeting, we have prepared a proxy statement setting out detailed information about the matters that will be covered at the meeting. We will mail our proxy statement, along with a proxy card, on or about March 22, 2017 to our stockholders of record as of the close of business on March 15, 2017. These materials and our Annual Report on Form 10-K for the year ended December 31, 2016 are also available electronically at our corporate website at www.digirad.com.
Our Board of Directors has fixed the close of business on March 15, 2017 as the record date for the determination of stockholders entitled to notice of and to vote at our annual meeting and at any adjournment(s), postponement(s) or other delay(s) thereof. Voting on the matters to be considered at the annual meeting can be done (1) by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope or (2) in person by ballot at the annual meeting. Important information about attending the annual meeting in person is included in the proxy statement.
The matters that will be considered at the annual meeting are:
1.    To elect seven directors, to serve until our next annual meeting of Stockholders and until their successors are duly elected and qualified;
2.    To ratify the appointment of our independent auditors;
3.    To conduct an advisory (non-binding) vote to approve named executive officer compensation;
4.    To conduct an advisory (non-binding) vote to determine the frequency of future stockholder votes on executive officer compensation; and
5.    To transact such other business as may properly come before the annual meeting or any adjournment(s), postponement(s) or other delay(s) thereof.
Your vote is extremely important. Whether or not you plan to attend the annual meeting, please vote your shares as soon as possible. Using a proxy card to submit your vote now will not prevent you from attending or voting in person by ballot at the annual meeting. If you vote in person by ballot at the annual meeting, that vote will revoke any prior proxy that you have submitted.
If you have any questions, or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:
InvestorCom, Inc.
Stockholders Call Toll Free: 877-972-0090
Banks and Brokers Call Collect: 203-972-9300
Your vote is extremely important, regardless of how many or how few shares you own. The Board of Directors urges you to vote your shares to elect its nominees. Even if you plan to attend the annual meeting in person, please use the enclosed proxy card to ensure that your vote is counted. If you vote in person by ballot at the annual meeting, that vote will revoke any prior proxy that you have submitted.

Sincerely,

/S/ Jeffrey E. Eberwein
Jeffrey E. Eberwein Chairman of the Board
Suwanee, Georgia
March 22, 2017

DIGIRAD CORPORATION
1048 Industrial Court
Suwanee, Georgia 30024
_____________________________________
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 28, 2017

DIGIRAD CORPORATION
1048 Industrial Court
Suwanee, Georgia 30024
_____________________________________
PROXY STATEMENT
The Board of Directors of Digirad Corporation, a Delaware corporation (referred to in this Proxy Statement as “Digirad,” “the Company,” “we”“our” or “us”), is soliciting proxies from our stockholders in connection with our Annual Meeting of Stockholders to be held on April 28, 2017 and at any adjournment(s), postponement(s) or other delay(s) thereof (the “Annual Meeting”). We will hold the meeting at 1:00 p.m. Eastern Daylight Time at our headquarters at 1048 Industrial Court, Suwanee, Georgia 30024.
The accompanying proxy is solicited by the Board of Directors and is revocable by the stockholder at any time before it is voted. This Proxy Statement is being mailed to stockholders of the Company on or about March 22, 2017 and is accompanied by the Company’s Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2016 (the “Annual Report”).
Who May Vote
Only holders of common stock, par value $0.0001 per share (“common stock”), outstanding as of the close of business on March 15, 2017 (the “Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 19,977,984 shares of common stock outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on all matters. No other class of securities will be entitled to vote at the Annual Meeting. There are no cumulative voting rights.
Voting Requirements
The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, constitute a quorum for the transaction of business at the Annual Meeting. Shares that reflect abstentions and broker non-votes, if any, count as present at the Annual Meeting for the purposes of determining a quorum. A broker non-vote occurs when a bank, broker or other nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.
The vote requirement for each matter is as follows:

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Proposal 1 (Election of Directors) - Directors are elected by a plurality of the votes cast, and the seven nominees who receive the greatest number of favorable votes cast in the election of directors will be elected directors to serve until the next annual meeting of Stockholders and until their successors are duly elected and qualified.

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Proposal 2 (Ratification of Appointment of Independent Auditors) - The ratification of the appointment of our independent auditors requires the favorable vote of the holders of a majority of the common stock having voting power present in person or represented by proxy and entitled to vote thereon.

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Proposal 3 (Advisory (Non-Binding) - Stockholder Approval of Named Executive Officer Compensation) - The advisory (non-binding) approval of named executive officer compensation requires the favorable vote of the holders of a majority of the common stock having voting power present in person or represented by proxy and entitled to vote thereon.

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Proposal 4 (Advisory (Non-Binding) - Stockholder Approval of the Frequency of Future Stockholder Votes on Executive Officer Compensation) - With respect to the advisory (non-binding) approval of the frequency of future stockholder votes on executive officer compensation, the alternative (every 1 Year, 2 Years or 3 Years) receiving the highest number of votes cast in person or by proxy will be considered the frequency recommended by our stockholders.

In the election of directors (Proposal 1), abstentions and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote. With respect to the ratification of the appointment of our independent registered public accounting firm (Proposal 2) and the advisory (non-binding) stockholder approval of named executive officer compensation (Proposal 3), abstentions will have the same effect as voting against such proposals and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote on Proposal 3. The approval of Proposal 2 is a routine proposal on which a broker or other nominee is generally empowered to vote in the absence of voting instructions from the beneficial owner, so broker non-votes are unlikely to result from Proposal 2. With respect to the advisory (non-binding) stockholder approval of the frequency of future stockholder votes on executive officer compensation (Proposal 4), abstentions and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.
The Board of Directors’ Voting Recommendations
The Board of Directors recommends that you vote your shares “ FOR ” each of the Board of Directors’ seven nominees that are standing for election to the Board of Directors (Proposal 1); “ FOR ” the ratification of the appointment of our independent auditors (Proposal 2); “ FOR ” the advisory (non-binding) stockholder approval of named executive officer compensation (Proposal 3); and for the “1 YEAR” option for the frequency of future stockholder votes on executive officer compensation (Proposal 4).
How to Vote
If you are a stockholder of record as of the Record Date, you may vote (1) by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope or (2) in person by ballot at the Annual Meeting. If you hold your shares of common stock in a brokerage account or by a bank or other nominee, you must follow the voting procedures provided by your broker, bank or other nominee, which instructions will be included with your proxy materials.
Giving us your proxy means you authorize the Board of Directors’ designated proxy holders (who are identified on the enclosed proxy card) to vote your shares at the Annual Meeting in the manner that you have indicated and in their best judgment on such other matters that may properly come before the Annual Meeting. If you sign, date and return the enclosed proxy card but do not indicate your vote, the designated proxy holders will vote your shares “ FOR ” each of the Board of Director’s seven nominees that are standing for election to the Board of Directors (Proposal 1); “ FOR ” the ratification of the appointment of our independent auditors (Proposal 2); “ FOR ” the advisory (non-binding) stockholder approval of named executive officer compensation (Proposal 3); and for the "1 YEAR" option for the frequency of future stockholder votes on executive officer compensation (Proposal 4).
If You Plan to Attend the Annual Meeting
Attendance at the Annual Meeting will be limited to stockholders and the Company’s invited guests. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding shares of common stock in brokerage accounts or through a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. You may contact Jeffry Keyes at (800) 947-6134 for directions to the Annual Meeting.
If you are a stockholder of record as of the Record Date, you may vote your shares of common stock in person by ballot at the Annual Meeting. If you hold your shares of common stock in a stock brokerage account or through a bank or other nominee, you will not be able to vote in person at the Annual Meeting unless you have previously requested and obtained a “legal proxy” from your broker, bank or other nominee and present it at the Annual Meeting.
Revoking a Proxy
You may revoke your proxy by submitting a new proxy with a later date or by notifying our Corporate Secretary in writing at 1048 Industrial Court, Suwanee, Georgia 30024. If you attend the Annual Meeting in person and vote by ballot, any previously submitted proxy will be revoked.
How We Solicit Proxies
We will solicit proxies and will bear the entire cost of our solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional materials furnished to our stockholders. We have retained InvestorCom, Inc. to assist us in the solicitation of proxies, as described in “General-Cost of Solicitation” below. The initial solicitation of proxies by mail may be supplemented by telephone, fax, e-mail, internet and personal solicitation by our directors, officers or other regular employees. No additional compensation for soliciting proxies will be paid to our directors, officers or other regular employees for their proxy solicitation efforts. Fees paid to InvestorCom, Inc. are describe in “General-Cost of Solicitation” below.
If You Receive More Than One Proxy Card
If you hold your shares of common stock in more than one account, you will receive a proxy card for each account. To ensure that all of your shares of common stock are voted, please vote using a proxy card for each account that you own. It is important that you vote all of your shares of common stock.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 28, 2017
The proxy statement and annual report to stockholders are available at http://drad.client.shareholder.com/sec.cfm.
If You Have Any Questions
If you have any questions, or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:
InvestorCom, Inc.
Stockholders Call Toll Free: 877-972-0090
Banks and Brokers Call Collect: 203-972-9300

CORPORATE GOVERNANCE AND ETHICS
Composition of the Board of Directors
The current number of directors on our Board of Directors is seven. Under our bylaws, the number of directors on our Board of Directors will not be less than five nor more than nine and is fixed, and may be increased or decreased by resolution of the Board.
Director Nomination Process
Director Qualifications
In evaluating director nominees, the corporate governance committee of our Board of Directors considers the appropriate size of the Board of Directors, as well as the qualities and skills of individual candidates. Factors considering include the following:

•	A history illustrating personal and professional integrity and ethics;

•	Independence;

•	Successful business management experience;

•	Public company experience, as officer or board member;

•	Experience in the medical device, healthcare and employee leasing industries; and

•	Educational background.
The corporate governance committee’s goal is to assemble a Board of Directors that brings the Company a diversity of perspectives and skills derived from the factors considered above. The corporate governance committee also considers candidates with relevant non-business experience and training.
Our Board of Directors believes that it is necessary for each of our directors to possess many qualities and skills. When searching for new candidates, the corporate governance committee considers the evolving needs of the Board of Directors and searches for candidates that fill any current or anticipated future gap. Our Board of Directors also believes that all directors must possess a considerable amount of business management (such as experience as a chief executive or chief financial officer) and educational experience. The corporate governance committee first considers a candidate’s management experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value when considering director candidates. The corporate governance committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The corporate governance committee does not have a formal policy with respect to diversity; however, our Board of Directors and the corporate governance committee believe that it is essential that the directors represent diverse viewpoints. In considering candidates for our Board of Directors, the corporate governance committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board of Directors are also considered.
Other than the foregoing background factors that are considered in selecting director candidates, there are no stated minimum qualifications for director nominees, although the corporate governance committee may also consider such other facts as it may deem are in the best interests of Digirad and our stockholders. The corporate governance committee does believe it appropriate for at least one, and preferably several, members of our Board of Directors to meet the criteria for an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission (the “SEC”), and that a majority of the members of our Board of Directors meet the definition of an “independent director” under the listing standards of the NASDAQ Stock Market. At this time, the corporate governance committee also believes it appropriate for our Chief Executive Officer to serve as a member of our Board of Directors.
Identification and Evaluation of Nominees for Directors
The corporate governance committee identifies nominees for director by first evaluating the current members of our Board of Directors willing to continue their service on the Board of Directors. Current members with qualifications and skills that are consistent with the corporate governance committee’s criteria for board service on the Board of Directors and who are willing to continue their service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board of Directors with that of obtaining new perspectives. If any member of our Board of Directors does not wish to continue his or her service or if our Board of Directors decides not to re-nominate a member for re-election, the corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. The corporate governance committee generally polls our Board of Directors and members of management for their recommendations regarding potential new nominees. The corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from our stockholders, industry experts or analysts. The corporate governance committee reviews the qualifications, experience and background of the candidates.

Final candidates are interviewed by some or all of our independent directors and our Chief Executive Officer. In making its determinations, the corporate governance committee evaluates each individual in the context of our Board of Directors as a whole, with the objective of assembling a group that can best attain success for Digirad and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the corporate governance committee makes its recommendation to our Board of Directors. Historically, the corporate governance committee has not relied on third-party search firms to identify board candidates. The corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify and acquire an appropriate candidate.
The corporate governance committee does not have a formal policy regarding consideration of director candidate recommendations from our stockholders. Any recommendations received from stockholders have been and will continue to be evaluated in the same manner as potential nominees suggested by members of our Board of Directors or management. Stockholders wishing to suggest a candidate for director should write to our Corporate Secretary at our corporate headquarters. In order for us to effectively consider a recommendation for a nominee for a director position, stockholders must provide the following information in writing: (i) the stockholder’s name and address, as they appear in the Company's books; (ii) the class and number of shares beneficially owned by the stockholder; (iii) a statement that the stockholder is proposing a candidate for consideration as a director nominee to the corporate governance committee of our Board of Directors; (iv) the name, age, business address and residence address of the candidate; (v) a description of all arrangements or understandings between the stockholder and each candidate and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; (vi) the principal occupation or employment of the candidate; and (vii) any other information relating to such candidate that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation such candidate's written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected). In order to give the corporate governance committee sufficient time to evaluate a recommended candidate, any such recommendation should be received by our Corporate Secretary at our corporate headquarters not later than the 120th calendar day before the one year anniversary of the date our proxy statement was mailed to stockholders in connection with the previous year’s annual meeting of stockholders.
Board Leadership Structure
We believe it is beneficial to separate the roles of Chief Executive Officer and chairman of the Board of Directors to facilitate their differing roles in the leadership of the Company. The role of the chairman is to set the agenda for, and preside over, board meetings, as well as providing advice and assistance to the Chief Executive Officer. In contrast, the Chief Executive Officer is responsible for handling the day-to-day management direction of the Company, serving as a leader to the management team, and formulating corporate strategy.
Jeffrey E. Eberwein is currently the chairman of our Board of Directors and is considered an independent director. Mr. Eberwein holds and has held leadership positions with investment firms and brings to Digirad outside experience and expertise. He also has an educational background in business. Mr. Eberwein has been named by the corporate governance committee as a nominee for re-election to our Board of Directors at the Annual Meeting.
Matthew G. Molchan is our Chief Executive Officer and a member of our Board of Directors and is standing for re-election to the Board of Directors. Going forward, we will continue our philosophy of keeping the Chairman and Chief Executive Officer roles separate on the Board of Directors.
In addition, we believe the working relationship between Messrs. Eberwein and Molchan, on the one hand, and between Mr. Eberwein and the other independent directors, on the other, enhances and facilitates the flow of information between management and our Board of Directors as well as the ability of our independent directors to evaluate and oversee management and its decision-making.
Board Meeting Attendance
Our Board of Directors held seven in person or telephonic meetings during 2016. No director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of our Board of Directors and of the total number of meetings of committees of our Board of Directors on which he served.
Director Independence
Our Board of Directors has determined that each of the director nominees standing for election, except Mr. Molchan, are independent directors (as currently defined in Rule 5605(a)(2) of the NASDAQ listing rules). In determining the independence of our directors, the Board of Directors considered all transactions in which the Company and any director had any interest, including those discussed under “Related Person Transactions and Section 16(a) Beneficial Ownership Reporting Compliance” below. The independent directors meet as often as necessary to fulfill their responsibilities, including meeting at least twice annually in executive session without the presence of non-independent directors and management.

Director Attendance at the Annual Meeting
Although we do not have a formal policy regarding attendance by members of our Board of Directors at the Annual Meeting, we encourage all of our directors to attend.
Board Self-Assessments
Our Board of Directors conducts annual self-evaluations to determine whether it and its committees are functioning effectively. The full Board of Directors reviews the results of the assessments and identifies areas for continued improvement. Our Board of Directors also develops and communicates to management any proposals for improving board functions.
Committees of the Board of Directors
Our Board of Directors currently has four standing committees. The current members of our committees are identified below:

Committees

Director	Audit		Compensation		Corporate Governance		Strategic Advisory Committee
Dimitrios J. Angelis	X		X		X	(Chair)
John M. Climaco					X		X	(Chair)
Michael A. Cunnion	X		X	(Chair)			X
Charles M. Gillman					X		X
John W. Sayward	X	(Chair)	X
Mr. Molchan and Mr. Eberwein do not serve on any committees.
Audit Committee. The audit committee consists of Messrs. Angelis, Cunnion and Sayward, with Mr. Sayward serving as chairman. The audit committee held four meetings during 2016. All members of the audit committee are (i) independent directors (as currently defined in Rule 5605(a)(2) of the NASDAQ listing rules); (ii) meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iii) not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and (iv) are able to read and understand fundamental financial statements. Mr. Sayward qualifies as an “audit committee financial expert” as defined in the rules and regulations established by the SEC. The audit committee is governed by a written charter approved by our Board of Directors. The functions of this committee include, among other things:

•	Meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	Meeting with our independent registered public accounting firm and with internal financial personnel regarding the adequacy of our internal controls and the objectivity of our financial reporting;

•	Recommending to our board of directors the engagement of our independent registered public accounting firm;

•
Reviewing our quarterly and audited consolidated financial statements and reports and discussing the statements and reports with our management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management; and

•	Reviewing our financial plans and reporting recommendations to our full Board of Directors for approval and to authorize action.
Both our independent registered public accounting firm and internal financial personnel regularly meet privately with our audit committee and have unrestricted access to this committee.
Compensation Committee. The compensation committee consists of Messrs. Angelis, Cunnion and Sayward, with Mr. Cunnion serving as chairman. The compensation committee held six meetings during 2016. All members of the compensation committee are independent, as determined under the various NASDAQ Stock Market, SEC and Internal Revenue Service qualification requirements. The compensation committee is governed by a written charter approved by our Board of Directors. The functions of this committee include, among other things:

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Reviewing and, as it deems appropriate, recommending to our Board of Directors, policies, practices, and procedures relating to the compensation of our directors, officers and other managerial employees and the establishment and administration of our employee benefit plans;

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Establishing appropriate incentives for officers, including the Chief Executive Officer, to encourage high performance, promote accountability and adherence to company values and further our long-term strategic plan and long-term value; and

•	Exercising authority under our employee benefit plans.
Corporate Governance Committee. The corporate governance committee consists of Messrs. Angelis, Climaco and Gillman, with Mr. Angelis serving as chairman. The corporate governance committee held four meetings during 2016. All members of the corporate governance committee are independent directors (as currently defined in Rule 5605(a)(2) of the NASDAQ listing rules). The corporate governance committee is governed by a written charter approved by our Board of Directors. The functions of this committee include, among other things:

•	Reviewing and recommending nominees for election as directors;

•	Assessing the performance of our board of directors;

•	Developing guidelines for the composition of our board of directors;

•	Reviewing and administering our corporate governance guidelines and considering other issues relating to corporate governance; and

•	Oversight of the Company compliance officer and compliance with the Company’s Code of Business Conduct and Ethics.
Strategic Advisory Committee. The strategic advisory committee consists of Messrs. Climaco, Cunnion and Gillman, with Mr. Climaco serving as chairman. The strategic advisory committee held five meetings during 2016. The strategic advisory committee reviews and provides suggestions to the Board of Directors related to corporate strategy, capital allocation and related matters. The functions of this committee include, among other things:

•	Reviewing and providing recommendations to our board of directors regarding the Company's capital plan and its short- and long-term financial strategies;

•	Reviewing and providing recommendations to our board of directors regarding financial transactions and commitments;

•
Reviewing and providing recommendations to our board of directors regarding the implications of major investments, restructurings, joint ventures, mergers and acquisitions and divestitures of the Company; and

•	Reviewing the selection of the Company's financial advisors engaged in connection with any material transactions.
The Board of Directors’ Role in Risk Oversight
Our Board of Directors, as a whole and also at the committee level, has an active role in managing enterprise risk. The members of our Board of Directors participate in our risk oversight assessment by receiving regular reports from members of senior management and the Company compliance officer appointed by our Board of Directors on areas of material risk to us, including operational, financial, legal and regulatory, and strategic and reputational risks. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The audit committee oversees management of financial risks, as well as our policies with respect to risk assessment and risk management. The corporate governance committee manages risks associated with the independence of our Board of Directors and potential conflicts of interest. Members of the management team report directly to our Board of Directors or the appropriate committee. The directors then use this information to understand, identify, manage, and mitigate risk. Once a committee has considered the reports from management, the chairperson will report on the matter to our full Board of Directors at the next meeting of the Board of Directors, or sooner if deemed necessary. This enables our Board of Directors and its committees to effectively carry out its risk oversight role.
Communications with our Board of Directors
Any stockholder may send correspondence to our Board of Directors c/o Corporate Secretary, Digirad Corporation, 1048 Industrial Court, Suwanee, Georgia 30024. Our Corporate Secretary will review all correspondence addressed to our Board of Directors, or any individual director, and forward all such communications to our Board of Directors or the appropriate director prior to the next regularly scheduled meeting of our Board of Directors following the receipt of the communication, unless the corporate secretary decides the communication is more suitably directed to Company management and forwards the communication to Company management. Our Corporate Secretary will summarize all stockholder correspondence directed to our Board of Directors that is not forwarded to our Board of Directors and will make such correspondence available to our Board of Directors for its review at the request of any member of our Board of Directors.
Code of Business Conduct and Ethics

We have established a Code of Business Conduct and Ethics (“Ethics Code”) that applies to all our officers, directors, employees and contractors. The Ethics Code contains general guidelines for conducting our business consistent with the highest standards of business ethics and compliance with applicable law, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K. Day-to-day compliance with the Ethics Code is overseen by the Company compliance officer appointed by our Board of Directors. If we make any amendments to the Ethics Code or grant any waiver from a provision of the Ethics Code to any director or executive officer, we will promptly disclose the nature of the amendment or waiver on the “Investors” section of the Company’s website (www.digirad.com) under the tab “Corporate Governance”.
Corporate Governance Documents Available Online
Our corporate governance documents, including the audit committee charter, compensation committee charter, corporate governance committee charter, strategic advisory committee charter and Ethics Code, are available free of charge on the “Investors” section of our website (www.digirad.com) under the tab “Corporate Governance”. Information contained on our website is not incorporated by reference in, or considered part of, this Proxy Statement. Stockholders may also request paper copies of these documents free of charge upon written request to Investor Relations, Digirad Corporation, 1048 Industrial Court, Suwanee, Georgia 30024.
Non-Employee Director Stock Ownership Policy
Each non-employee director serving on the Board must beneficially own (on a cost basis) an amount of the Company's common stock or common stock equivalents equal in value to at least 60% of cash compensation received over the prior five years for service as a director of the Company. Until such non-employee director has achieved the level of stock ownership required by our Non-Employee Director Stock Ownership Policy, such non-employee director will be required to retain an amount of common stock equal to 50% of the net shares received as a result of the exercise, vesting or payment of any equity awards granted to the non-employee director by the Company. Non-employee directors are not required to purchase shares in the open market in order to achieve the guideline level of ownership required by this Non-Employee Director Stock Ownership Policy.
Because non-employee directors must retain a percentage of net shares acquired from any Company equity awards until he or she satisfies the Non-Employee Director Stock Ownership Policy, there is no minimum time period required to achieve the guideline level of ownership required by this Non-Employee Director Stock Ownership Policy. Any non-employee director who does not comply with this Non-Employee Director Stock Ownership Policy will not be eligible for re-nomination as a director.
Director Term Limits
Our Board of Directors has adopted a term limit policy limiting non-employee directors to not being renominated after more than 10 years of service on the Board of Directors.
Committee Rotation Policy
Our Board of Directors adopted a board committee rotation policy pursuant to which the corporate governance committee will consider our Board of Directors’ preference for rotating committee chairs and committee members at no longer than five year intervals, including the chairman of the Board of Directors.
Executive Officers
The names of our executive officers, their ages, their positions with Digirad, and other biographical information as of March 15, 2017, are set forth below. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Matthew G. Molchan	50	President, Chief Executive Officer and Director
Jeffry R. Keyes	44	Chief Financial Officer and Corporate Secretary
Virgil J. Lott	59	President, Diagnostic Imaging
Martin B. Shirley	54	President, Digirad Imaging Solutions
Matthew G. Molchan became our President, Chief Executive Officer and member of the Board of Directors on July 1, 2013. In connection with the Company's investment in Perma-Fix Medical, S.A. (“Perma-Fix Medical”), a publicly traded company listed on the NewConnect market of the Warsaw Stock Exchange and a majority-owned subsidiary of Perma-Fix Environmental Services, Inc. (NASDAQ: PESI), Mr. Molchan was appointed to the Supervisory Board of Perma-Fix Medical in December 2015. From February 2013 to July 2013, Mr. Molchan held the position of President, Digirad Corporation. He was previously President, Digirad Imaging Solutions, Inc. from January 2012 to June 2013. Prior to that, he was Chief Operating Officer of Digirad Ultrascan Solutions, the southeast’s largest mobile ultrasound business from May 2007 to January 2012. He joined Digirad Ultrascan Solutions upon the acquisition of Ultrascan,

Inc. by us in May 2007. Prior to joining us, Mr. Molchan was the Chief Financial Officer for Ultrascan since he joined in 2003. Prior to Ultrascan, Mr. Molchan held various executive level business development, finance and operations positions at Somera, Inc. and Equifax, Inc. Mr. Molchan earned a B.S. degree in Economics from the United States Air Force Academy and an M.B.A. in finance from the University of Southern California.
Jeffry R. Keyes joined us in September 2012 as our Chief Financial Officer and Corporate Secretary. From August 2011 until September 2012, Mr. Keyes was Corporate Controller of Sapphire Energy, Inc., a venture capital backed start-up renewable energy company. From April 2011 to August 2011, he was the Corporate Controller of Advanced BioHealing, Inc., a provider of regenerative medicine solutions, until it sale to Shire, PLC in August 2011. From March 2009 to April 2011, Mr. Keyes was the Senior Director, External Reporting and Technical Accounting of CareFusion, Inc. a global medical technology company. Mr. Keyes earned a B.A. degree in accounting from Western Washington University and is a certified public accountant licensed by the Washington State Board of Accountancy.
Virgil J. Lott became President, Diagnostic Imaging in February 2013. Prior to that, he was our Senior Vice President of Operations since October 2009. His prior positions at Digirad included Vice President of Customer Service and Operations from June 2006 to October 2009 as well as Director of Customer Service from February 2006 to June 2006. Mr. Lott has been in medical imaging field service for over 25 years, both as a field service engineer and in various field service management positions. Prior to joining us, Mr. Lott was the Vice President of Field Service at BC Technical, a multi-vendor service company, from April 2005 to February 2006. He also held several management positions at Philips Medical Systems and ADAC Laboratories from 1983 to May 2005, including Region Service Manager, Director of PET Customer Service, and National Installations Manager. Mr. Lott received training in electronics from the US Army and Electronic Design Engineering Technology from Capitol Radio Engineering Institute. He earned a B.S. degree in Business Administration from California Coast University.
Martin B. Shirley became President, Digirad Imaging Solutions in January 2016. Previously, Mr. Shirley was Senior Vice President, Sales and Marketing, Digirad Imaging Solutions from January 2012 to January 2016; Vice President of Sales and Operations for Digirad Imaging Solutions from June 2010 to January 2012; and Vice President of Sales for Digirad Imaging Solutions from January 2008 to June 2010. Prior to this, he served in a variety of roles during his tenure at Digirad including National, Regional and Territory Sales Management positions in both the Digirad Imaging Solutions division and the Diagnostic Imaging division. Prior to joining Digirad, Mr. Shirley has held various roles in medical imaging, including regional and territory sales positions at SMV America, a manufacturer of nuclear medicine equipment that was purchased by General Electric, and with Sopha Medical Systems. He holds an A.A. degree in both nuclear medicine technology and an A.A. degree in liberal arts.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of March 15, 2017 regarding the beneficial ownership of our common stock by (i) each person we know to be the beneficial owner of 5% or more of our common stock, (ii) each of our current named executive officers, (iii) each of our directors, and (iv) all of our current executive officers and directors as a group. Information with respect to beneficial ownership has been furnished by each director, executive officer or 5% or more stockholder, as the case may be. The address for all executive officers and directors is c/o Digirad Corporation, 1048 Industrial Court, Suwanee, Georgia 30024.
Percentage of beneficial ownership is calculated based on 19,977,984 shares of common stock outstanding as of March 15, 2017. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options, warrants or other securities that are immediately exercisable or convertible or exercisable or convertible within 60 days of March 15, 2017. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% Stockholders:
Punch & Associates Investment Management, Inc. (1) 7701 France Avenue South, Suite 300 Edina, MN 55435	1,249,556	6.3%
Cannell Capital LLC (2) 245 Meriweather Circle Alta, WY 83414	1,170,587	5.9%
The Vanguard Group (3) 100 Vanguard Boulevard Malvern, PA 19355	1,122,481	5.6%
Dimensional Fund Advisors LP (4) Building One, 6300 Bee Cave Road Austin, TX 78746	1,065,185	5.3%
Named Executive Officers and Directors:
Jeffrey E. Eberwein (5)	1,182,590	5.9%
Matthew G. Molchan (6)	278,054	1.4%
Jeffry R. Keyes (7)	235,358	1.2%
John W. Sayward (8)	179,020	*
Virgil J. Lott (9)	160,916	*
John M. Climaco (10)	125,600	*
Charles M. Gillman (11)	112,500	*
Martin B. Shirley (12)	93,127	*
Michael A. Cunnion (13)	92,500	*
Dimitrios J. Angelis (14)	12,500	*
R. William Vogel (15)	10,276	*
All Executive Officers and Directors as a group (11 persons)(16)	2,482,441	11.9%
____________________

*	Indicates beneficial ownership of less than 1% of the outstanding common stock

(1)	The foregoing information is based solely on information contained in a Schedule 13G, Amendment No. 1, filed with the SEC on February 3, 2017 by Punch & Associates Investment Management, Inc.

(2)	The foregoing information is based solely on information contained in a Schedule 13G, Amendment No. 2, filed with the SEC on February 14, 2017 by Cannell Capital LLC and J. Carlo Cannell.

(3)	The foregoing information is based solely on information contained in a Schedule 13G filed with the SEC on February 9, 2017 by The Vanguard Group.

(4)	The foregoing information is based solely on information contained in a Schedule 13G, Amendment No. 3, filed with the SEC on February 9, 2017 by Dimensional Fund Advisors LP.

(5)
Includes 1,000,090 shares of our Common Stock beneficially owned directly by Lone Star Value Investors, LP (“Lone Star Value LP”), 112,500 shares of our Common Stock beneficially owned directly by Lone Star Value Co-Invest I, LP (“Lone Star Value Co-

Invest LP”), and 70,000 shares of our common stock held in an account separately managed by Lone Star Value Management, LLC (“Lone Star Value Management”) and may be deemed to be beneficially owned by Lone Star Value Management. Lone Star Value Investors GP, LLC (“Lone Star Value GP”) is the general partner of Lone Star Value LP. Lone Star Value Management is the investment manager of Lone Star Value LP and Lone Star Value Co-Invest. Jeffrey E. Eberwein, the Chairman of our Board of Directors, as the manager of Lone Star Value GP, the sole member of Lone Star Value Management and the sole investor and sole owner of Lone Star Value Co-Invest LP may be deemed the beneficial owner of these securities. Mr. Eberwein disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. The foregoing information is based solely on information contained in Form 4, filed with the SEC on September 15, 2016 by Mr. Eberwein.

(6)	Includes (a) 218,659 shares of common stock subject to options exercisable within 60 days of March 15, 2017, (b) 59,395 shares of common stock held by Mr. Molchan.

(7)	Includes (a) 197,490 shares of common stock subject to options exercisable within 60 days of March 15, 2017 and (b) 37,868 shares of common stock held by Mr. Keyes.

(8)	Includes (a) 60,000 shares of common stock subject to options exercisable within 60 days of March 15, 2017 and (b) 119,020 shares held by Mr. Sayward.

(9)	Includes (a) 101,799 shares of common stock subject to options exercisable within 60 days of March 15, 2017 and (b) 59,117 of shares of common stock held by Mr. Lott.

(10)	Includes (a) 100,000 shares of common stock subject to options exercisable within 60 days of March 15, 2017 and (b) 25,600 shares held by Mr. Climaco.

(11)	Includes 112,500 shares of common stock held by Mr. Gillman.

(12)	Includes (a) 81,430 shares of common stock subject to options exercisable within 60 days of March 15, 2017 and (b) 11,697 shares of common stock held by Mr. Shirley.

(13)	Includes (a) 80,000 shares of common stock subject to options exercisable within 60 days of March 15, 2017 and (b) 12,500 shares held by Mr. Cunnion.

(14)	Includes 12,500 shares of common stock held by Mr. Angelis.

(15)	Includes (a) 3,792 shares of common stock subject to options exercisable within 60 days of March 15, 2017 and (b) 6,484 shares of common stock held by Mr. Vogel.

(16)	Includes (a) 843,170 shares of common stock subject to options exercisable within 60 days of March 15, 2017 and (b) 1,639,271 shares of common stock held by our 11 executive officers and directors.

PROPOSAL 1: ELECTION OF DIRECTORS
Our Board of Directors currently consists of seven members. Each director elected at the Annual Meeting will serve until the next annual meeting of Stockholders and until his successor is duly elected and qualified.
Upon the recommendation of the corporate governance committee, our Board of Directors has nominated each of the following seven persons to be elected to serve until the next annual meeting of Stockholders and until his successor is duly elected and qualified. Each of the nominees (i) currently serves on our Board of Directors (ii) has consented to being named in this Proxy Statement and (iii) has agreed to serve as a director if elected. As of the date of this Proxy Statement, our Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.
THE BOARD OF DIRECTORS RECOMMENDS USING THE ENCLOSED PROXY CARD TO VOTE FOR THE SEVEN NOMINEES LISTED BELOW
Nominees for Election to the Board of Directors

Name	Position
Jeffrey E. Eberwein	Chairman of the Board
Matthew G. Molchan	President, Chief Executive Officer and Director
Dimitrios J. Angelis	Director
John M. Climaco	Director
Charles M. Gillman	Director
John W. Sayward	Director
Michael A. Cunnion	Director
The seven nominees standing for election who receive the greatest number of votes cast at the 2017 annual meeting will be elected as Directors.
Information about the Company’s Director Nominees
Set forth below are descriptions of the backgrounds of each nominee and their principal occupations for at least the past five years and their public-company directorships as of the Record Date. There are no family relationships among any of our directors or executive officers. All ages are as of March 15, 2017.
In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that he should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Digirad and our Board of Directors.

Jeffrey E. Eberwein	Age 46	Director since 2012
Founder and Chief Executive Officer of Lone Star Value Management, LLC
Committees: None
Mr. Eberwein is the Founder and CEO of Lone Star Value Management, LLC ("LSVM"), a U.S. registered investment firm managing several affiliated funds and/or accounts. Prior to founding LSVM in January 2013, Mr. Eberwein was a Portfolio Manager at Soros Fund Management from January 2009 to December 2011 and Viking Global Investors from March 2005 to September 2008. Mr. Eberwein is Chairman of the Board of five public companies: Digirad Corporation, ATRM Holdings, Inc., a modular building company, Hudson Global, Inc., a global recruitment company, Ameri Holdings, Inc., an IT services company. In addition, Mr. Eberwein serves on the Board of Novation Companies, Inc., a specialty finance company. Mr. Eberwein served on the Board of Crossroad Systems, Inc. from April 2013 until May 2016, The Goldfield Corporation from May 2012 until May 2013, NTS, Inc. from December 2012 until its sale to a private equity firm was completed in June 2014, and On Track Innovations Ltd. from December 2012 until March 2014. Mr. Eberwein served on the Board of Hope for New York, a 501(c)3 organization dedicated to serving the poor in New York City from 2011 until 2014 where he was Treasurer and on the Executive Committee. Mr. Eberwein earned an M.B.A. from The Wharton School, University of Pennsylvania and a B.B.A. with High Honors from The University of Texas at Austin.
Mr. Eberwein brings significant experience in investing, financial management and general financial acumen to our Board of Directors. Throughout his career, Mr. Eberwein has been part of and overseen numerous business transactions, as well as helped companies develop strategies for proper capital allocation. We believe these past experiences, along with Mr. Eberwein’s network of contacts in the investor community has and will continue to help align shareholder and Company interests with the best strategy for sound financial management and shareholder return. We also believe Mr. Eberwein’s leadership ability and commitment to excellence make him well-suited to serve as Chairman of the Board of Directors.

Matthew G. Molchan	Age 50	Director since 2013
President, Chief Executive Officer of Digirad Corporation
Mr. Molchan’s full biographical information is provided above under the heading “CORPORATE GOVERNANCE AND ETHICS - Executive Officers.”
We believe that Mr. Molchan's extensive experience and success in key roles at a number of other companies having attributes similar to the Company, enable him to assist in the effective management of the Company and make him well qualified to serve on our Board of Directors.

Dimitrios J. Angelis	Age 47	Director since 2015
Executive Counsel, Life Sciences Law Group
Committees: Audit, Compensation, Corporate Governance (Chairman)
Mr. Angelis was appointed as a director of the Company on July 30, 2015. In addition to Digirad, Mr. Angelis currently serves as a director of Ameri100, a position he has held since May 2015; and as director of On Track Innovations Ltd (“OTI”) since December 30, 2012. From April 26, 2013 until February 9, 2015, Mr. Angelis served as the OTI’s Chairman of the Board of Directors.
Mr. Angelis currently serves as Principal of Life Sciences Law Group, a post he has held since October 2015. From January 2014 to August 2015 he served as Chief Executive Officer of OTI America (a subsidiary of OTI). Since 2012 until immediately prior to his appointment as Chief Executive Officer of OTI America, Mr. Angelis was the General Counsel of Wockhardt Inc., a biologics and pharmaceutical company. From 2008 to 2012, Mr. Angelis was a senior counsel in Dr. Reddy’s Laboratories, Ltd., a publicly traded pharmaceutical company, and during 2008 he was the Chief Legal Officer and Corporate Secretary of Osteotech, Inc., a publicly traded medical device company. Prior to that, Mr. Angelis worked in the pharmaceutical and legal industries in various corporate, strategic and legal roles, including the Corporate department of the New York office of Mayer Brown LLP. Mr. Angelis holds a B.A. in Philosophy and English from Boston College, an M.A. in Behavioral Science from California State University, and Juris Doctor from New York University School of Law and is admitted to practice law in the state of New York and New Jersey.
We believe Mr. Angelis' past positions in the health care industry and his legal experience make him well qualified to serve on our Board of Directors. These experiences allow him to offer unique insight into our operations for the purpose of guiding the Company Board of Directors to the right legal and strategic decisions.

John M. Climaco	Age 48	Director since 2012
Board Member, Perma-Fix Environmental Solutions, Inc.
Committees: Corporate Governance, Strategic Advisory (Chairman)
Mr. Climaco, an attorney by training, is a consultant to a variety of healthcare companies. He is currently a board member at Digirad, a post he has held since December 2012. He also is a board member of Perma-Fix Environmental Services, Inc. (PESI), an environmental solutions business, a post he has held since October 2013, and Essex Rental Corp., a provider of construction lifting equipment, a post he has held since June 2015. On June 2, 2015, Mr. Climaco was elected as the Executive Vice President of Perma-Fix Medical, a majority-owned Polish subsidiary of Perma-Fix Environmental Services, Inc. Previously, he was a board member of PDI, Inc. (PDII), an outsourced sales and marketing company, a post he held from December 2013 to October 2014. From April 2012 to April 2013, he was a board member of InfuSystem Holdings, Inc. (INFU), a medical device and services company.
From 2003 to 2012, he was the President and Chief Executive Officer, as well as member of the board of directors, of Axial Biotech, Inc., a venture-backed molecular diagnostics company specializing in spine disorders, which he co-founded in 2003. Under Mr. Climaco’s leadership, and through partnerships he created with companies including Medtronic, Johnson & Johnson and Smith & Nephew, Axial successfully developed and commercialized ScoliScore, the first molecular prognostic test in the orthopaedic industry.
Prior to founding Axial Biotech, Mr. Climaco practiced law for 6 years with Fabian & Clendenin in Salt Lake City from 1997 to 2003. Mr. Climaco holds a B.A. in Philosophy, cum laude, from Middlebury College and a Juris Doctorate from the University of California, Hastings College of Law.
We believe that Mr. Climaco has a demonstrated record of consistently applying his extensive experience and sound business judgment to both rescue and create shareholder value across a range of industries. Mr. Climaco has advised management teams on M&A opportunities, restructurings, asset divestments, equity financings and strategic partnerships, all qualities that we believe are valuable to the Board of Directors. We believe that Mr. Climaco brings to our Board of Directors significant executive experience relevant to a healthcare services company, including raising capital, engineering strategic alliances, building executive teams and managing complex business operations and legal strategies.

Michael A. Cunnion	Age 46	Director since 2014
President and Chief Executive Officer, Remedy Health Media
Committees: Strategic Advisory, Compensation (Chairman), Audit
Mr. Cunnion has an extensive history of leadership roles at healthcare media and communication companies. Since September 2008, Mr. Cunnion has been Chief Executive Officer of Remedy Health Media, a privately held health media company. In addition, Prior to that, from January 2004 to December 2007, Mr. Cunnion was the President of privately held HealthTalk, leading provider of tools and information for chronically ill patients and caregivers. Mr. Cunnion successfully built this company and subsequently sold it to Revolution Health in December 2007. Subsequent to this sale, Mr. Cunnion took on the role of Executive Vice President of Revolution Health, where he oversaw revenue and sales strategy until Revolution Health merged with Everyday Health. Prior to HealthTalk, from December 1998 to December 2003, Mr. Cunnion held the role of Sr. Director, Consumer Marketing at WebMD, where he led consumer sales strategy, product development and advertising operations. Mr. Cunnion currently serves on the board of directors of FSAStore.com, an FSA e-commerce company, a post he has held since 2011. Mr. Cunnion earned a B.A. degree in English from Florida State University.
We believe that Mr. Cunnion’s extensive experience in health care media companies, coupled with his experience of building up companies and creating ownership value are of significant strategic importance to our Board of Directors. His history of creating collaborative relationships in the companies he has been part of and then leveraging those relationships to maximize value in both continued organic growth and as well as selling the companies he has been part of can be of great benefit to Digirad shareholders.

Charles M. Gillman	Age 46	Director since 2012
Portfolio Manager, IDWR Multi-Family Office
Committees: Corporate Governance, Strategic Advisory
Mr. Gillman is the Executive Managing Director of the IDWR Multi-Family Office, a multi-family investment firm, a position he has held since 2013. IDWR employs a team of analysts with expertise in finding publicly traded companies that require operational enhancement and an improvement in corporate capital allocation. From 2001 to 2013, Mr. Gillman was a portfolio manager of certain family office investment portfolios at Nadel and Gussman, LLC. Prior to his employment at Nadel and Gussman, Mr. Gillman worked in the investment industry and as a strategic management consultant at McKinsey & Company.
His organization evolved from experience in the 1990’s designing operational turnarounds of U.S. and international companies while at McKinsey & Company. Mr. Gillman’s clients at McKinsey benefited from specific measures taken to improve working-capital turnover and to grow those operating units that had the highest return on invested capital while shrinking those operating units that had negative returns on invested capital.
Mr. Gillman was appointed to our Board of Directors in 2012.  In addition, Mr. Gillman currently serves on the boards of directors of Novation Companies, Inc., a specialty finance company, a post he has held since January 2016, Solitron Devices, Inc., a solid-state semiconductor components company, a post he has held since July 2016, Littlefield Corp., a charitable bingo business, a post he has held since May 2008, Datawatch Corporation, a business computer software company, a post he has held since April 2016 and expects to end by May 2017, and Hill International, a construction consulting service company, a post he has held since September 2016. Mr. Gillman previously served as a director of Hooper Holmes, InfuSystems Holdings, Inc., On Track Innovations Ltd, MRV Communications, Inc., Aetrium, Inc., CompuMed, Inc., the Stephan Company, and PFMG, Inc.

Mr. Gillman is a Summa Cum Laude graduate of the Wharton School of the University of Pennsylvania and a Director of the Penn Club of New York, which serves as the Manhattan home of the Wharton and Penn alumni community.
We believe that Mr. Gillman brings significant experience as a successful portfolio manager to our Board of Directors, and in particular, experience implementing difficult corporate turnarounds, including M&A experience and divestiture experience. These experiences allow him to offer unique insight into our operations for the purpose of guiding the Company to the right short-term and long-term strategic decisions designed to maximize shareholder value.

John W. Sayward	Age 65	Director since 2008
Retired Partner, Nippon Heart Hospital LLC
Committees: Audit (Chairman), Compensation
John W. Sayward is a career health care and pharmaceutical executive. Most recently, he served as Chief Executive Officer for Hera Therapeutics Inc., a position he held through June 2015. Prior to this, Mr. Sayward served as the Chief Operating Officer and Chief Financial Officer of Hera Therapeutics Inc. since September 2014. Previously, he was Partner at Nippon Heart Hospital, LLC from September 2005 to January 2007, which was formed to build and manage cardiovascular care hospitals in Japan. From 2002 to 2005, Mr. Sayward was the Executive Vice President and CFO of LMA North America Inc., a medical device business focused on patient airway management. From 1996 to 2001, Mr. Sayward served as the Executive Vice President of Finance and CFO and Treasurer at SICOR Inc., and was elected to their Board of Directors in 1998. Previous to the above, he served in various management positions with Baxter Healthcare. He received a B.A. in History from Northwestern University in 1973 and a Master of Management from the Kellogg School of Management at Northwestern University in 1975.
We believe that Mr. Sayward’s past experiences in the health care industry, both in medical devices and pharmaceuticals, makes him well qualified to serve on our Board of Directors. Further, Mr. Sayward’s depth and breadth of positions and experiences also makes him well qualified to serve as a financial expert and audit committee chairman.
Certain Legal Proceedings
Lone Star Value Management LLC, Mr. Eberwein and Mr. Gillman are each subject to a SEC administrative order, dated February 14, 2017 (Securities Exchange Act Release No. 80038), relating to alleged violations of Section 13(d) of the Exchange Act and the rules promulgated thereunder, including failing to disclose the members of a stockholder group, and further allegations that Messrs. Eberwein and Gillman violated Section 16(a) of the Exchange Act and the rules promulgated thereunder, including failing to timely file initial statements of beneficial ownership on Form 3 and changes thereto on Form 4. Without admitting or denying any violations, (i) Lone Star Value Management agreed to cease and desist from committing or causing any violations of Section 13(d) of the Exchange Act and Rules 13d-1 and 13d-2 promulgated thereunder, and paid a civil penalty of $120,000 to the SEC and (ii) Messrs. Eberwein and Gillman agreed to cease and desist from committing or causing any violations of (x) Section 13(d) of the Exchange Act and Rules 13d-1 and 13d-2 promulgated thereunder and (y) Section 16(a) of the Exchange Act and Rules 16a-2 and 16a-3 promulgated thereunder, and each paid a civil penalty to the SEC in the respective amounts of $90,000 and $30,000.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION AS DIRECTOR OF EACH NOMINEE LISTED ON THE PROXY CARD.

AUDIT COMMITTEE REPORT
The following is the report of the audit committee with respect to Digirad’s audited financial statements for the year ended December 31, 2016.
The purpose of the audit committee is to assist the Board of Directors in its general oversight of Digirad’s financial reporting, internal controls and audit functions. The audit committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements. In fulfilling its oversight responsibility of appointing and reviewing the services performed by the Company’s independent registered public accounting firm, the audit committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit related services.
The Company maintains an auditor independence policy that bans its auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This policy mandates that the audit committee approve the audit and non-audit services and related budget in advance, and that the audit committee be provided with quarterly reporting on actual spending. This policy also mandates that the Company may not enter into auditor engagements for non-audit services without the audit committee’s express approval. The audit committee charter describes in greater detail the full responsibilities of the audit committee and is available on our website at www.digirad.com. The audit committee is comprised solely of independent directors as defined by Rule 5605(a)(2) of the NASDAQ listing standards.
The audit committee met on four occasions in 2016. The audit committee met privately in executive session with BDO USA, LLP (“BDO”) as part of each regular meeting and held private meetings with the Chief Financial Officer and other officers of Digirad throughout the year.
In accordance with the audit committee charter and the requirements of law, the audit committee pre-approves all services to be provided by Digirad’s independent auditors, BDO. Pre-approval is required for audit services, audit-related services, tax services and other services.
The audit committee has reviewed and discussed the audited financial statements for the year ended December 31, 2016 with the Company’s management and BDO, the Company’s independent registered public accounting firm. The audit committee has also discussed with BDO the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”). The audit committee also has received and reviewed the written disclosures and the letter from BDO required by applicable requirements of the PCAOB regarding BDO’s communications with the audit committee concerning independence, and has discussed with BDO its independence from the Company.
Based on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors that the financial statements referred to above be included in the Annual Report for filing with the SEC.

AUDIT COMMITTEE

John W. Sayward, Chairman
Dimitrios J. Angelis
Michael A. Cunnion

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
The audit committee of our Board of Directors is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The audit committee is considering BDO USA, LLP (“BDO”) to serve as the Company's independent registered public accounting firm. BDO has audited our financial statements since the fiscal year ended December 31, 2015. While it is not required to do so, the audit committee is submitting to shareholders for ratification the selection of BDO as the Company’s independent registered public accounting firm for the year ending December 31, 2017. Notwithstanding ratification of the selection of BDO to serve as the Company’s independent registered public accounting firm, the audit committee will be under no obligation to select BDO as the Company’s independent registered public accounting firm.
Representatives of BDO will attend the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
In 2015, the audit committee conducted a selection process to determine the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. The audit committee invited several independent registered public accounting firms to participate in this process. As a result of that process, on June 24, 2015, the Company notified Ernst & Young LLP (“Ernst & Young”) of its dismissal as the Company's independent registered public accounting firm effective as of that date. On June 24, 2015, the audit committee approved the appointment of BDO as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015, commencing immediately.
The reports of Ernst & Young on the Company’s consolidated financial statements for the fiscal years ended December 31, 2014 and 2013 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years and the subsequent interim period preceding Ernst & Young’s dismissal, there were no disagreements with Ernst & Young on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the matter in their reports. There were no reportable events (as that term is described in Item 304(a)(1)(v) of Regulation S-K) during the Company’s two most recent fiscal years and the subsequent interim period preceding Ernst & Young’s dismissal.
During the Company’s two most recent fiscal years and the subsequent interim period preceding BDO's engagement, neither the Company nor anyone on its behalf consulted with BDO regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company that BDO concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” or “reportable event” (within the meaning of Item 304(a)(1)(iv) of Regulation S-K and Item 304(a)(1)(v) of Regulation S-K, respectively).
Principal Accounting Fees
In connection with the audit of the 2016 financial statements, we entered into an engagement agreement with BDO which sets forth the terms by which BDO has performed audit and related professional services for us.
The following tables set forth the aggregate accounting fees paid by us to BDO for the past two fiscal years ended December 31, 2016 and 2015.

	For the year ended December 31
Type of Fee	2016	2015
	(in thousands)
Audit Fees	$486.5	$261.5
Audit-Related Fees	165.2	172.9
Tax Fees	84.9	75.1
All Other Fees	—	—
Totals	$736.6	$509.5

The below fees were paid to the firm Ernst & Young for the fiscal years ended December 31, 2016 and 2015.

	For the year ended December 31
Type of Fee	2016	2015
	(in thousands)
Audit Fees	$—	$94.1
Audit-Related Fees	20.0	181.3
Tax Fees	—	28.0
All Other Fees	—	—
Totals	$20.0	$303.4

No other accounting firm was retained to perform the identified accounting work for us. All non-audit related services in the tables above were pre-approved and/or ratified by the audit committee of our Board of Directors.
Types of Fees Explanation
Audit Fees. Audit fees were incurred for accounting services rendered for the audit of our annual consolidated financial statements and reviews of quarterly consolidated financial statements, as well fees associated with consents for registration statement filings.
Audit-Related Fees. (a) BDO 2016. The 2016 fees relate primarily to auditing pre-acquisition financial statements of Project Rendezvous Holding Corporation. (b) BDO 2015. The 2015 fees relate primarily to pre-acquisition due diligence consulting for Project Rendezvous Holding Corporation. (c) Ernst and Young 2016. The 2016 fees relate to consent provided for re-issuance of their prior year audit report contained in the Company's Form 10-K for the year ended December 31, 2015. (d) Ernst and Young 2015. The 2015 fees relate primarily to auditing pre-acquisition financial statements of Project Rendezvous Holding Corporation.
Tax Fees. These fees were billed to us for professional services relating to tax compliance, tax advice and tax planning.
All Other Fees. There were no other fees billed by BDO for the years 2016 and 2015 for products and services, other than those described above.
Audit Committee Pre-Approval of Services by Independent Registered Public Accounting Firm
The audit committee is granted the authority and responsibility under its charter to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm, including specific approval of internal control and tax-related services. In exercising this responsibility, the audit committee considers whether the provision of each professional accounting service is compatible with maintaining the audit firm’s independence.
Pre-approvals are detailed as to the category or professional service and when appropriate are subject to budgetary limits. Company management and the independent registered public accounting firm periodically report to the audit committee regarding the scope and fees for professional services provided under the pre-approval.
With respect to the professional services rendered, the audit committee had determined that the rendering of all non-audit services by our independent registered public accounting firm were compatible with maintaining the auditor’s independence and had pre-approved all such services.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017, ON THE PROXY CARD.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis (CD&A)
Our Compensation Philosophy
Our executive compensation plan’s objectives are to attract and retain highly competent executives, and to compensate them based upon a pay-for-performance philosophy. With the intent to increase short-term and long-term stockholder value, we have designed our executive compensation plan to reward Company performance as measured by specific financial goals. For our 2016 executive bonus plan, we defined minimum EBITDA targets as thresholds for granting bonus payments for the reasons discussed below.
We include a significant equity component in our overall compensation to align the long-term interests of our executives with those of our stockholders. Our executive compensation plan is designed to encourage success of our executives as a team, as well as to reward individual contributors, by attaining overall corporate goals. In setting those goals, we consider our historic performance, the current and anticipated economic conditions in our market place and industry, and the performance of our competitors.
Role and Authority of Compensation Committee
The compensation committee consists of Messrs. Angelis, Cunnion and Sayward. Each member of the compensation committee is a “non-employee director” within the meaning of Rule 16b-3 under the Securities and Exchange Act of 1934, an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, and satisfies the independence requirements imposed by the NASDAQ Global Market.
The compensation committee is responsible for discharging the responsibilities of the Board of Directors with respect to the compensation of our executive officers. The compensation committee recommends overall compensation of our executive officers to the Board of Directors. The Board of Directors approves all compensation of our executive officers. The compensation committee also periodically reviews director compensation.
The charter of the compensation committee permits the compensation committee to engage outside consultants and to consult with our human resources department when appropriate to assist in carrying out its responsibilities.
The Role of our Executives in Setting Compensation
The compensation committee meets with our President and Chief Executive Officer, Mr. Molchan, and/or our Chief Financial Officer, Mr. Jeffry Keyes, at least once per year to obtain recommendations with respect to Company compensation programs, practices, and packages for executives, directors and other employees. The Chief Executive Officer makes recommendations to the compensation committee on the base salary, bonus targets, and equity compensation for the executive team and other employees (including his own compensation). The compensation committee considers, but is not bound by and does not always accept, the Chief Executive Officer’s recommendations with respect to executive compensation. The compensation committee has the ultimate authority to make decisions with respect to the compensation of our executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees.
Mr. Molchan and Mr. Keyes attend a limited number of the compensation committee’s meetings (usually for only a portion of the meeting), but the compensation committee also regularly holds executive sessions not attended by any members of management or non-independent directors. The compensation committee discusses Mr. Molchan’s compensation package with him, but makes decisions with respect to his compensation outside of his presence. The committee has delegated to a committee consisting of the Chief Executive Officer and Chief Financial Officer the authority to grant awards of stock options, in accordance with specific guidelines and from an authorized option pool, to persons who are not (a) “covered employees” under Section 162(m) of the Internal Revenue Code of 1986, or the Code, (b) individuals with respect to whom we wish to comply with Section 162(m) of the Code, or (c) executive officers (as discussed in further detail below). The compensation committee also has authorized Mr. Molchan to make salary adjustments and short-term incentive (bonus) decisions for all employees other than executive officers.
Role of Stockholder Input in Setting Compensation
We conducted our sixth annual non-binding advisory vote on executive officer compensation at our 2016 Annual Meeting of Stockholders. While this vote was advisory and not binding on the Company, the compensation committee will actively consider investor opinion regarding our executive compensation practices and policies, taking into account that a substantial majority (approximately 98.4%) of the votes cast on the say-on-pay proposal in 2016 were voted in favor of the proposal. Further, the compensation committee expects to consider input from stockholders and the outcome of any say-on-pay votes when making future executive compensation decisions.

Role of Compensation Consultant in Determining Compensation
In 2016, the compensation committee retained Radford, a subsidiary of Aon Hewitt that specializes in compensation, talent and rewards consulting for technology and life science companies. Radford provided peer-review information surveying nineteen peer companies. These companies were selected based on the industry, revenues, and market capitalization with levels similar to us. Information regarding the peer companies that were utilized is detailed in the chart below. Radford recommended, and the compensation committee approved, the peer set of companies. The data used by Radford came from peer company proxy data, and from various proprietary compensation data sources. Radford did not perform work for us other than pursuant to its engagement by the compensation committee. Radford's fees were paid by us.

Company Name
Alphatec Holdings
AtriCure
Atrion
BIOLASE
BioTelemetry
Cardiovascular Systems
CryoLife
Cutera
Enzo Biochem
Fonar
Harvard Bioscience
InfuSystem Holdings
IRIDEX
Landauer
LeMaitre Vascular
Quidel
Tandem Diabetes Care
Vascular Solutions
ZELTIQ Aesthetics
Under the direction of the compensation committee, Radford provided competitive market data to review our compensation programs, identify trends in executive and equity compensation and make recommendations as to appropriate levels of compensation for 2016. While Radford's analysis and recommendations were a factor in determining 2016 compensation levels, the compensation committee used its discretion in setting appropriate compensation levels and did not always follow Radford's recommendations as to appropriate compensation levels.
Elements of Executive Compensation:
Our executive compensation consists of the following elements:
•Base salary;
•Annual Incentive Bonus;
•Long-Term Incentives; and
•Retirement benefits under a 401(k) plan and generally available benefit programs.
Base Salary. The base salary for each executive is initially established through negotiation at the time the executive is hired, taking into account his or her scope of responsibilities, qualifications, experience, prior salary, and competitive salary information within our industry. Year-to-year adjustments to each executive officer’s base salary are determined by an assessment of his or her sustained performance against individual goals, including leadership skills and the achievement of high ethical standards, the individual’s impact on our business and financial results, current salary in relation to the salary range designated for the job, experience, demonstrated potential for advancement, and an assessment against base salaries paid to executives for comparable jobs in the marketplace.
When determining the base salary component of executive compensation for 2016, the compensation committee considered the achievements of the executives in 2015 based on actual financial performance of the business and achievement of the goals set by the board for the individual executive, the fiscal 2016 budget and financial performance expectations, the totality of all compensation components, the most recent stockholder non-binding advisory vote on executive officer compensation and guidance provided by Radford in their analysis of our executive compensation levels. After due consideration, the compensation committee set compensation as reflected in the Summary Compensation Table.
Based on the factors discussed above, 2016 base salaries were as follows:
Mr. Molchan’s 2016 base salary was set at $346,000, which represented a $25,000 increase from his last adjustment in January 2015. In February 2017, as part of Mr. Molchan’s accomplishments as President and Chief Executive officer of Digirad, and enhanced responsibilities and Company size, the compensation committee determined to increase Mr. Molchan’s base salary to $415,200.
Mr. Keyes’ 2016 base salary was set at $276,450, which represented a $25,000 increase from his last adjustment in January 2015. In February 2017, as part of Mr. Keyes’ accomplishments as Chief Financial Officer of Digirad, and enhanced responsibilities and Company size, the compensation committee determined to increase Mr. Keyes’ base salary to $331,740.
Mr. Lott’s 2016 base salary was set at $250,000, which represented a $15,000 increase from his last adjustment in February 2013. In February 2017, as part of Mr. Lott’s accomplishments as President, Diagnostic Imaging, the compensation committee determined to increase Mr. Lott's base salary to $260,000.
Mr. Shirley’s 2016 base salary was set at $215,000, which represented a $15,000 increase from his last adjustment in February 2014. In February 2017, as part of Mr. Shirley’s accomplishments as President, Digirad Imaging Solutions, the compensation committee determined to increase Mr. Shirley's base salary to $260,000.
Mr. Vogel's 2016 base salary was set at $270,000, which represented a negotiated amount with Mr. Vogel in connection with the closing of the DMS Health acquisition on January 1, 2016.
Annual Incentive Bonus. Payments under our executive bonus plan are based on achieving clearly defined, short-term goals. We believe that such bonuses provide incentive to achieve goals that we align with our stockholders’ interests by measuring the achievement of these goals, whenever possible, in terms of revenue, income or other financial objectives. In setting bonus levels, we review our annual business plan and financial performance objectives. After estimating the likely financial results of the business plan as submitted by management and approved by the Board of Directors, we set financial threshold goals based on those estimated results primarily in terms of EBITDA. We set the minimum performance thresholds that must be reached before any bonus will be paid at levels that will take significant effort and skill to achieve. An executive officer’s failure to meet some or all of these personal goals can affect his or her bonus amount. We believe that offering significant potential income in the form of bonuses allows us to attract and retain executives and to align their interests with those of our stockholders.
Fiscal Year 2016. In January 2016, we finalized and adopted an executive incentive bonus plan for our executive officers for fiscal year 2016.
For each of Messrs. Molchan and Keyes, the 2016 Executive Incentive Plan (the "2016 Plan") was based on achievement of a 2016 consolidated EBITDA target. For Messrs. Lott and Shirley, the 2016 Plan was based on achievement of a 2016 EBITDA target associated with the Diagnostic Imaging and Diagnostic Services business units of the Company. For Mr. Vogel, the 2016 plan was based on achievement of a 2016 EBITDA target associated with the Mobile Healthcare and Medical Device Sales & Services business units of the Company. In order to be eligible for a minimum of 25% of the target bonus payout under the 2016 Plan, the executives must achieve the minimum threshold objectives of 90% of target for consolidated EBITDA (calculated before impact of bonuses), subject to other provisions of the 2016 Plan. Each executive may earn up to 150% of their target bonus based on achievement of their respective EBITDA targets, with EBITDA and associated cash bonus paid on a linear basis between 90% and 115% of their respective EBITDA targets.
The eligible target bonus amounts under the 2016 Plan and the actual bonus payouts were as follows.

Name and Principal Position	Target Amount	Actual Payout
Matthew G. Molchan, President and Chief Executive Officer	$311,400	$—
Jeffry R. Keyes, Chief Financial Officer and Corporate Secretary	$165,870	$—
R. William Vogel, Former Chief Executive Officer, DMS Health Technologies*	$135,000	$—
Virgil J. Lott, President, Diagnostic Imaging	$125,000	$—
Martin B. Shirley, President, Digirad Imaging Solutions	$129,000	$—
____________________
* Mr. Vogel's employment with the Company terminated effective March 10, 2017.
For fiscal year 2016, the performance targets for the 2016 Executive Incentive Plan were not met, and therefore no bonuses were paid.
Long-Term Incentives. The compensation committee has the ability to grant equity instruments to our executives under our executive compensation package program to directly link their interests to those of our stockholders. The compensation committee has the ability to issue a variety of instruments, but traditionally has granted stock options and restricted stock units. We believe that our executive compensation program must include long-term incentives such as stock options and restricted stock units if we wish to hire and retain high-level executive talent. We also believe that stock options and restricted stock units help to provide a balance to the overall executive compensation program as base salary and bonus awards focus only on short-term compensation. In addition, the vesting period of stock options and restricted stock units encourages executive retention and the preservation of stockholder value. Finally, we believe that aligning at least a portion of restricted stock units vesting provisions to financial performance measures further aligns executive compensation to stockholder value; if performance targets are not achieved, then the awards do not vest. We base the number of equity units granted on the type and responsibility level of the executive’s position, the executive’s performance in the prior year and the executive’s potential for continued sustained contributions to our long-term success and the long-term interests of our stockholders.
Chief Executive Officer Ownership Policy. This policy requires our Chief Executive Officer (“CEO”) to own an amount of our common stock equal in value to at least three times the CEO’s base salary for so long as he or she is serving as CEO. The CEO Ownership Policy further provides that until the CEO has achieved the level of stock ownership required by the CEO Ownership Policy, the CEO will be required to retain an amount of Common Stock equal to 50% of the net shares received as a result of the exercise, vesting or payment of any equity awards granted to the CEO by the Company. Because the CEO must retain a percentage of net shares acquired from any Company equity awards until he or she satisfies the CEO Ownership Policy, there is no minimum time period required to achieve the guideline level of ownership required by the CEO Ownership Policy.
401(k) and Other Benefits. During 2016, our executive officers were eligible to receive certain benefits generally available to all our employees on the same terms, including medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, educational and employee assistance, paid-time-off, and certain other benefits. During 2014, we also maintained a tax-qualified 401(k) Plan, which provides for broad-based employee participation. During 2014, 2015 and 2016, under the 401(k) Plan, all employees were eligible to receive matching contributions from Digirad of 25% of employee contributions up to a maximum of $1,000 per employee, per year, subject to vesting provisions.
How We Determine When to Grant Stock Options
Stock option grants and restricted stock units are generally awarded to our executive officers and eligible employees (i) at the time of hire, (ii) upon promotion, and (iii) as part of the long-term incentive program.
Our Policies in Connection with Waiving or Modifying Performance Goals
We exercise reasonable discretion in modifying performance goals when unanticipated events, such as market or regulatory changes, the need to adjust business plans or individual assignments or areas of responsibility, or the loss of key personnel have made the achievement of previously set individual or company-wide performance goals impossible or significantly more difficult. We believe that the failure to adjust goals in such circumstances could lead to disappointment and the potential departure of key personnel we wish to retain. If performance goals are restated because of unanticipated events, we may adjust the bonus and option elements of the executive compensation plan. Any such adjustments would generally continue to include, as a prerequisite, the executive's meeting his or her individual performance goals, and our achievement of revised, measurable financial goals such as revenue or earnings.

Compensation Risk Assessment
In establishing and reviewing our overall compensation program, the compensation committee considers whether the program and its various elements encourage or motivate our executives or other employees to take excessive risks. We believe that our compensation program and its elements are designed to encourage our employees to act in the long-term best interests of the Company and are not reasonably likely to have a material adverse effect on our business.
Other Compensation
We intend to continue to maintain our current benefits for our executive officers, including medical, dental, vision and life insurance coverage and the ability to contribute to a 401(k) retirement plan; however, the compensation committee in its discretion may revise, amend or add to the officer's executive benefits if it deems it advisable. The benefits currently available to the executive officers are also available to our other employees. At times, we pay the relocation, housing or commuting costs of our employees, including our executive officers.
The Impact of Tax and Accounting Treatments on Elements of Compensation
When granted, we have elected to award non-qualified stock options instead of incentive stock options to all our employees, directors and consultants to allow the corporation to take advantage of the more favorable tax advantages associated with non-qualified stock options.
Internal Revenue Code Section 162(m) precludes us from deducting certain forms of non-performance-based compensation in excess of $1.0 million to named executive officers. To date, we have not exceeded the $1.0 million limit for any executive, and the compensation committee has not defined a policy that all compensation must be deductible. However, since stock-based awards comprise a significant portion of total compensation, the compensation committee has taken appropriate steps to preserve deductibility for such awards in the future, when appropriate.
Summary Compensation Table
The following table provides information regarding the compensation earned during the fiscal year ended December 31, 2016 by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers (the named executive officers) who were employed by us during 2016.

Name and Principal Position	Year	Salary ($) (1)	Stock Award ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Matthew G. Molchan President and Chief Executive Officer	2016	347,331	209,137	55,389	—	2,000	613,857
	2015	322,235	220,207	—	40,000	2,000	584,442
	2014	301,154	—	107,703	281,490	2,000	692,347

Jeffry R. Keyes Chief Financial Officer and Corporate Secretary	2016	277,513	117,955	31,239	—	1,000	427,707
	2015	252,417	106,150	—	35,000	1,000	394,567
	2014	235,904	—	39,165	147,813	1,000	423,882

Virgil J. Lott President, Diagnostic Imaging	2016	250,961	53,335	14,125	—	2,000	320,421
	2015	235,904	74,405	—	35,000	2,000	347,309
	2014	235,904	—	39,165	137,813	2,000	414,882

Martin B. Shirley President, Diagnostic Imaging Solutions	2016	221,827	45,865	12,148	—	2,000	281,840
	2015	206,769	63,322	—	—	2,000	272,091
	2014	204,558	—	39,165	114,355	2,000	360,078

R. William Vogel Former Chief Executive Officer, DMS Health Technologies	2016	271,039	192,600	20,341	—	—	483,980
____________________

(1)	See discussion above under the heading “Elements of Executive Compensation” for additional narrative disclosure regarding base salaries of our named executive officers.

(2)
Represents full fair value at grant date of options to purchase Digirad common stock and restricted stock units representing the right to receive, at settlement, Digirad common stock, granted to our named executive officers, computed in accordance with FASB ASC Topic 718, Stock Compensation. The full grant date fair value of an equity award is the maximum value that may be received over the vesting period if all vesting conditions are satisfied. Thus, there is no assurance that the value, if any, eventually received by our executive officers will correspond to the amount shown. For information regarding assumptions made in connection with this valuation, please see Note 8 to our consolidated financial statements found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed on February 28, 2017. See discussion above under the heading “Elements of Executive Compensation” for additional narrative disclosure regarding long term incentives.

(3)
Actual bonuses paid under the respective executive incentive bonus plan for 2016, 2015 and 2014. See discussion above under the heading “Elements of Executive Compensation Fiscal Year 2016” for additional narrative disclosure regarding the 2016 executive incentive bonus plan.

(4)
Amounts shown for 2016, 2015 and 2014 include up to $1,000 matching contributions to the officers’ 401(k) retirement plan and up to $1,000 seed contribution to the executive’s Health Saving Account plans.

(5)	Mr. Vogel's employment with the Company terminated effective March 10, 2017.
Grants of Plan-Based Awards
The following table presents information concerning grants to each of the named executive officers during 2016.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Compensation Committee Approval Date (4)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Matthew G. Molchan	2/1/2016	1/19/2016	77,850	311,400	467,100	—	—	—	40,847	41,306	5.12	264,526
Jeffry R. Keyes	2/1/2016	1/19/2016	41,468	165,870	248,805	—	—	—	23,038	23,296	5.12	149,193
Virgil J. Lott	2/1/2016	1/19/2016	31,250	125,000	187,500	—	—	—	10,417	10,534	5.12	67,461
Martin B. Shirley	2/1/2016	1/19/2016	32,250	129,000	193,500	—	—	—	8,958	9,059	5.12	58,013
R. William Vogel (5)	1/1/2016	11/30/2015	33,750	135,000	202,500	—	—	—	20,000	—	5.79	115,800
	2/1/2016	1/19/2016							15,000	15,169	5.12	97,141
____________________

(1)
The amounts in these columns list the threshold, target and maximum payout under our 2016 Plan. For Messrs. Molchan, Keyes, Lott, Shirley and Vogel, cash bonuses for 2016 under this program were dependent on the achievement of both specified corporate-wide financial objectives and specified individual objectives for each named executive officer.

(2)
All restricted stock units granted in fiscal 2016 were granted pursuant to our 2014 Equity Incentive Award Plan (the “2014 Incentive Plan”), with the exception of the January 1, 2016 grant to Mr. Vogel which was granted pursuant to our 2011 Inducement Stock Incentive Plan (the “2011 Incentive Plan”). Restricted stock units representing the right to receive, at settlement, Digirad common stock. The restricted stock units granted on February 1, 2016 are scheduled to vest as to 25% of the units on each of February 1, 2017, February 1, 2018, February 1, 2019, and February 1, 2020, with vesting of 50% of each such Restricted Stock Unit tranche to be further subject to the satisfaction of certain performance criteria, which is based on achievement of 90% of Adjusted EBITDA in each fiscal year on the grant period, to be determined and approved by the compensation committee with respect to each such period. The restricted stock units granted on January 1, 2016 are scheduled to vest as to 33 1/3% of the units on each of January 1, 2017, January 1, 2018, and January 1, 2019. For additional information regarding assumptions made in connection with this valuation, please see Note 9 to our consolidated financial statements found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed on February 28, 2017. See discussion above under the heading “Elements of Executive Compensation” for additional narrative disclosure regarding long-term incentives.

(3)	Represents the full fair value at grant date of restricted stock units and stock options computed in accordance with FASB ASC Topic 718.

(4)	Grant date of Mr. Vogel's January 1, 2016 restricted stock award was contingent upon closing of the acquisition of DMS Health.

(5)	Mr. Vogel's employment with the Company terminated effective March 10, 2017.
Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of the fiscal year ended December 31, 2016, including the value of the stock awards.

Name			Option Awards					Stock Awards
	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($) (8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Matthew G. Molchan	02/01/2016	(6)	—	41,306	—	5.12	02/01/2026	40,847	204,235	—	—
	02/01/2015	(5)	—	—	—	—	—	43,348	216,740	—	—
	01/29/2014	(4)	100,833	9,167	—	3.55	01/29/2021	—	—	—	—
	06/04/2013	(2)	70,000	10,000	—	2.29	06/04/2020	—	—	—	—
	11/11/2008	(1)	20,000	—	—	0.70	11/11/2018	—	—	—	—

Jeffry R. Keyes	02/01/2016	(6)	—	23,296	—	5.12	02/01/2026	23,038	115,190	—	—
	02/01/2015	(5)	—	—	—	—	—	20,896	104,480	—	—
	01/29/2014	(4)	36,666	3,334	—	3.55	01/29/2021	—	—	—	—
	06/04/2013	(2)	35,000	5,000	—	2.29	06/04/2020	—	—	—	—
	09/06/2012	(2)	112,500	—	—	1.98	09/06/2019	—	—	—	—

Virgil J. Lott	02/01/2016	(6)	—	10,534	—	5.12	02/01/2026	10,417	52,085	—	—
	02/01/2015	(5)	—	—	—	—	—	14,647	73,235	—	—
	01/29/2014	(4)	36,666	3,334	—	3.55	01/29/2021	—	—	—	—
	06/04/2013	(2)	35,000	5,000	—	2.29	06/04/2020	—	—	—	—
	11/11/2008	(1)	20,000	—	—	0.70	11/11/2018	—	—	—	—

Martin B. Shirley	02/01/2016	(6)	—	9,059	—	5.12	02/01/2026	8,958	44,790	—	—
	02/01/2015	(5)	—	—	—	—	—	12,465	62,325	—	—
	01/29/2014	(4)	36,666	3,334	—	3.55	01/29/2021	—	—	—	—
	06/04/2013	(2)	35,000	5,000	—	2.29	06/04/2020	—	—	—	—

R. William Vogel	02/01/2016	(6)	—	15,169	—	5.12	02/01/2026	15,000	75,000	—	—
	01/01/2016	(7)	—	—	—	—	—	20,000	100,000	—	—
____________________

(1)	1/48th of the total number of shares subject to the option vest monthly.

(2)	25% of the total number of shares subject to option vest on the first anniversary of the grant date, with the remaining shares vesting monthly over 36 months.

(3)	50% of the total number of shares subject to option vest on the first anniversary of the grant date, with the remaining shares vesting monthly over 12 months.

(4)	33 1/3% of the total number of shares subject to option vest on the first anniversary of the grant date, with the remaining shares vesting quarterly over 24 months.

(5)
Scheduled to vest as to 25% of the units on each of February 1, 2016, February 1, 2017, February 1, 2018 and February 1, 2019, with vesting of 50% of each such Restricted Stock Unit tranche to be further subject to the satisfaction of certain performance criteria to be determined and approved by the compensation committee with respect to each such period.

(6)
Scheduled to vest as to 25% of the units on each of February 1, 2017, February 1, 2018, February 1, 2019, and February 1, 2020, with vesting of 50% of each such Restricted Stock Unit tranche to be further subject to the satisfaction of certain performance criteria to be determined and approved by the compensation committee with respect to each such period.

(7)	Scheduled to vest as to 33 1/3% of the units on each of January 1, 2017, January 1, 2018, and January 1, 2019.

(8)	Represents the number of unvested and unearned restricted stock units multiplied by the closing price of shares on December 31, 2016.
Option Exercises and Stock Vested in Fiscal 2016
The following table shows for the fiscal year ended December 31, 2016, certain information regarding option exercises and stock vested during the last fiscal year with respect to the named executive officers:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Matthew G. Molchan	41,666	127,698	14,449	73,979
Jeffry R. Keyes	—	—	6,965	35,661
Virgil J. Lott	63,333	202,832	4,882	24,996
Martin B. Shirley	59,583	200,362	4,155	21,274
R. William Vogel	—	—	—	—

(1)
Value realized on exercise is based on the fair market value of our common stock on the date of exercise minus the exercise price and does not necessarily reflect the proceeds actually received by the named executive officer.

(2)	Value realized on vesting is based on the closing price of our common stock on the date of vesting.
Pension Benefits
None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.
Nonqualified Deferred Compensation
None of our named executive officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.
Potential Payments Upon Termination or Change of Control
Matthew G. Molchan
We entered into an employment agreement with Mr. Molchan on May 1, 2007, as amended on August 7, 2010. In connection with the determination to change the Company’s business strategy, our Board of Directors appointed Matthew G. Molchan, who has served as President, Digirad Imaging Solutions, Inc. since January 2012 to serve as President of Digirad Corporation, effective February 27, 2013, and subsequently, to Chief Executive Officer on July 1, 2013. Pursuant to that employment agreement, Mr. Molchan would receive six months severance at his then current salary, and any accrued but unpaid performance bonus.
If Mr. Molchan would have been terminated without cause at December 31, 2016 or if Mr. Molchan would have resigned for good reason, Mr. Molchan would have been entitled to receive (i) severance payments of $173,000 and (ii) a prorated amount of any earned performance bonus payable at the time of his termination date.
Equity awards that would have vested upon termination or change of control at December 31, 2016, are described below under the heading “Equity Awards.”

Jeffry R. Keyes
On March 4, 2013, we entered into an executive employment agreement with Mr. Keyes pursuant to which he would receive six months of severance at his current salary at the time of the termination, six months of COBRA coverage and full acceleration of his outstanding equity instruments in the event that he is terminated, he no longer reports to the Company’s Chief Executive Officer or he is required to move more than 50 miles from Poway, California.
Assuming that Mr. Keyes’ employment agreement was effective December 31, 2016 and he was terminated without cause or he left for good reason on that date, he would have been entitled to receive (i) severance payments of $138,225, (ii) no COBRA payments based on his current healthcare selections and (iii) accelerated stock option and restricted stock unit vesting resulting in a net gain of $235,259, which reflects the excess of the fair market value of the underlying shares over the exercise price of all unvested options and the fair market value of the shares underlying unvested restricted stock units as of December 31, 2016.
Equity awards that would have vested upon termination or change of control at December 31, 2016, are described below under the heading “Equity Awards.”
Virgil J. Lott
On December 31, 2010, the Company entered into a severance agreement with Virgil J. Lott. In the event his employment with the Company is terminated without cause (as defined below), he would receive a severance payment in amount equal to six months of his base salary.
Assuming that Mr. Lott’s employment was terminated without cause as of December 31, 2016, he would have been entitled to receive severance payments of $125,000.
Equity awards that would have vested upon termination or change of control at December 31, 2016, are described below under the heading “Equity Awards.”
Martin B. Shirley
On January 28, 2014, the Company entered into a severance agreement with Martin B. Shirley. In the event his employment with the Company is terminated without cause (as defined below), he would receive a severance payment in amount equal to six months of his base salary.
Assuming that Mr. Shirley's employment was terminated without cause as of December 31, 2016, he would have been entitled to receive severance payments of $107,500.
Equity awards that would have vested upon termination or change of control at December 31, 2016, are described below under the heading “Equity Awards.”
R. William Vogel
On January 1, 2016, the Company entered into an employment agreement with R. William Vogel. In the event of his employment with the Company is terminated without cause (as defined below), he would receive a severance payment in amount equal to six months of his base salary.
Assuming that Mr. Vogel's employment was terminated without cause as of December 31, 2016, he would have been entitled to receive severance payment of $135,000. Mr. Vogel's employment with the Company terminated effective March 10, 2017.
Equity awards that would have vested upon termination or change of control at December 31, 2016, are described below under the heading “Equity Awards.”
Under our executive employment agreements “Cause” generally includes the occurrence of any of the following events: willful misconduct or gross negligence in the performance of duties under the agreement; willful failure or refusal to perform in the usual manner at the usual time those duties which regularly and routinely performs in connection with the business of the Company or such other duties reasonably related to the capacity in which such executive is employed hereunder which may be assigned to such executive by the Board of Directors, if such failure or refusal has not been substantially cured to the satisfaction of the Board of Directors within thirty (30) days after written notice of such failure or refusal has been given by the Company to such executive; performance of any material action when specifically and reasonably instructed not to do so by the Board of Directors; engaging or in any manner participating in any activity which is directly competitive with or intentionally injurious to the Company; commission of any fraud, or use or appropriation for his personal use or benefit of any funds, properties or opportunities of the Company not authorized by the Board of Directors to be so used or appropriated; conviction of any felony involving moral turpitude; or willful or grossly negligent violation of the Ethics Code.

Equity Awards
The equity agreements of our named executive officers provide that, in case of a change of control of Digirad, all equity instruments then outstanding but neither assumed nor replaced by the successor entity shall vest immediately upon the change of control event. Further, if an executive’s employment is terminated without cause within twelve (12) months of the change of control, all equity instruments then outstanding, either assumed or replaced, shall become fully vested at the time of termination. With respect to Mr. Keyes’s employment agreement, should Mr. Keyes be terminated without cause or leave for good reason, all of Mr. Keyes’s then outstanding equity instruments will immediately vest. As of December 31, 2016, the value of the equity instruments of our named executive officers that would accelerate upon (i) termination without cause within twelve (12) months of a change of control in which stock options and restricted stock units are assumed or replaced by the successor entity, (ii) a change of control in which the outstanding stock options and restricted stock units are neither assumed or replaced by the successor entity, or (iii) in the case of Mr. Keyes, termination without cause or left for good reason would be as follows based on the difference between the closing price on the last trading day of the year of $5.00 per share and the exercise price of the respective options, and with regard to restricted stock units, based solely on the closing price on the last trading day of the year of $5.00:

Name	Option Value as of December 31, 2016	Stock Award Value as of December 31, 2016
Matthew G. Molchan	$35,435	$420,975
Jeffry R. Keyes	15,589	219,670
Virgil J. Lott	17,120	125,320
Martin B. Shirley	17,197	107,115
R. William Vogel	—	175,000
Securities Authorized for Issuance Under Equity Compensation Plans

	Equity Compensation Plan Information
	As of December 31, 2016
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
	(a)		(b) (3)	(c)
Equity compensation plans approved by security holders	1,226,950	(1)	$2.23	617,722	(4)
Equity compensation plans not approved by security holders	152,500	(2)	$1.46	11,667	(5)
Total	1,379,450		$2.14	629,389
____________________

(1)	This amount includes the following:

•
869,471 shares issuable upon the exercise of outstanding stock options under the Company's 2004 Stock Incentive 5 Year and 7 Year Plans, the 2004 Stock Incentive Plan, and the 2014 Equity Incentive Award Plan (the “2014 Plan”) with a weighted-average price of $3.14.

•	242,525 restricted stock units (“RSUs”) granted under the Company's 2014 Plan.

•	114,954 performance stock awards (“PSUs”) issuable under the Company's 2014 Plan. Assumes that outstanding performance-based PSUs will vest at target.

(2)	This amount includes the following:

•	112,500 shares issuable upon exercise of outstanding stock options under the 2011 Inducement Stock Incentive Plan (the “2011 Plan”) with a weighted-average price of $1.98.

•	40,000 RSUs granted under the 2011 Plan.

(3)	The 2011 Plan and 2014 Plan RSUs and PSUs have been excluded from the computation of the weighted-average exercise price since these awards have no exercise price.

(4)
This amount represents the number of shares available for issuance pursuant to stock options and awards that could be granted in the future under the Company's 2014 Plan. The 2014 Plan allows for the issuance of up to 1,506,733 shares.

(5)
This amount represents the number of shares available for issuance pursuant to stock options and awards that could be granted in the future under the Company's 2011 Plan. The 2011 Plan allows for the issuance of up to 350,000 shares.

COMPENSATION OF DIRECTORS
Cash Retainer Compensation
Non-employee members of our Board of Directors are paid an annual cash retainer for their service, with additional compensation for being the chairperson of the Board, serving on a committee of the Board of Directors and chairing a committee of the Board of Directors. Payments are made quarterly, in advance.
The compensation paid to the members of the Board of Directors is indicated in the chart below:

2016 Director Cash Compensation
Director Annual Retainer (all)	$36,000
Additional Annual Retainer to Chairperson	$15,000
Additional Annual Retainer to Audit Committee Chairperson	$14,500
Additional Annual Retainer to Compensation Committee Chairperson	$5,000
Additional Annual Retainer to Corporate Governance Committee Chairperson	$5,000
Additional Annual Retainer to Strategic Advisory Committee Chairperson	$5,000
Additional Annual Retainer to Audit Committee Member	$4,000
Additional Annual Retainer to Compensation Committee Member	$4,000
Additional Annual Retainer to Corporate Governance Committee Member	$4,000
Additional Annual Retainer to Strategic Advisory Committee Member	$4,000
For the sake of clarity, each of the audit committee, the compensation committee, the corporate governance committee and the strategic advisory committee chairpersons only receive an amount equal to the chairperson fee set forth in the table above and not the chairperson fee plus the member fee.
The single employee director of our Board of Directors, Mr. Molchan, our President and Chief Executive Officer, does not receive additional compensation for his service on our Board of Directors.
Non-Employee Director Compensation Table
The following table sets forth summary information concerning compensation paid or accrued for services rendered to us in all capacities to the non-employee members of our Board of Directors for the fiscal year ended December 31, 2016.

Name	Fees Paid in Cash ($)	Stock Awards ($) (4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jeffrey E. Eberwein	51,000	68,125	—	—	—	—	119,125
John M. Climaco (1)	47,333	68,125	—	—	—	—	115,458
Michael A. Cunnion (2)	49,000	68,125	—	—	—	—	117,125
Charles M. Gillman	44,000	68,125	—	—	—	—	112,125
Dimitrios J. Angelis	49,000	68,125	—	—	—	—	117,125
John Sayward (3)	54,500	68,125	—	—	—	—	122,625
____________________

(1)	Mr. Climaco holds, in addition to the stock awards noted in the table, outstanding options to purchase an aggregate of 100,000 shares of our common stock at December 31, 2016.

(2)	Mr. Cunnion holds, in addition to the stock awards noted in the table, outstanding options to purchase an aggregate of 80,000 shares of our common stock at December 31, 2016.

(3)	Mr. Sayward holds, in addition to the stock awards noted in the table, outstanding options to purchase an aggregate of 60,000 shares of our common stock at December 31, 2016.

(4)	Represents full fair value at grant date of restricted stock units granted to our directors, computed in accordance with FASB ASC Topic 718.

COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

COMPENSATION COMMITTEE

Michael A. Cunnion, Chairman
Dimitrios J. Angelis
John W. Sayward

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The compensation committee currently consists of Messrs. Cunnion, Angelis, and Sayward. The only other person to serve on the compensation committee during the 2016 fiscal year was Mr. Climaco, who served on the compensation committee until July 2016, at which time Mr. Sayward was appointed to the compensation committee. None of the members of our compensation committee is currently or has been, at any time since our formation, one of our officers or employees.
Mr. Climaco also serves as a Director of Perma-Fix Environmental Services, Inc. (NASDAQ: PESI). On June 2, 2015, Mr. Climaco was elected as the Executive Vice President of Perma-Fix Medical S.A. (“Perma-Fix Medical”), a majority-owned Polish subsidiary of Perma-Fix Environmental Services, Inc. As described herein under the section “Related Person Transactions And Section 16(A) Beneficial Ownership Reporting Compliance – Other Transactions- Perma-Fix,” on July 27, 2015, we entered into a Stock Subscription Agreement (the “Subscription Agreement”) and Tc-99m Supplier Agreement (the “Supply Agreement”) with Perma-Fix Medical. Under the terms of the Subscription Agreement, we invested $1 million USD in exchange for 71,429 shares of Perma-Fix Medical. Pursuant to the Supply Agreement, should Perma-Fix Medical successfully complete development of the new Tc-99m resin, Perma-Fix Medical will supply us or our preferred nuclear pharmacy supplier with Tc-99m at a preferred rate and we will purchase agreed upon quantities of such Tc-99m for our nuclear imaging operations, either directly or in conjunction with our preferred nuclear pharmacy supplier. In addition, in connection with the Subscription Agreement, Mr. Molchan, our President and CEO and a member of our Board of Directors, was appointed to the Supervisory Board of Perma-Fix Medical. Mr. Climaco receives director’s fees from Perma-Fix Environmental Services, Inc. in connection with his service on its Board of Directors, and he receives a salary from Perma-Fix Medical in connection with his service as Executive Vice President. Mr. Molchan receives fees from Perma-Fix Medical in connection with his service on its Supervisory Board. Except as described herein, Messrs Molchan and Climaco do not have an interest in this transaction.
Except as noted above, during the fiscal year ended December 31, 2016, (a) there were no interlocks among any of the members of the compensation committee and any of our executive officers, and (b) there are no transactions requiring disclosure pursuant to Item 404 of Regulation S-K.

PROPOSAL 3: ADVISORY (NON-BINDING) STOCKHOLDER APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION
Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to provide advisory (non-binding) approval of the compensation of our named executive officers, as we have described it in the “Executive Compensation” section of this Proxy Statement. Although this vote, commonly referred to as “say-on-pay,” is advisory, and not binding on our Company, it will provide information to our management and the compensation committee regarding investor opinion about our executive compensation practices and policies, which the compensation committee will be able to consider when determining executive compensation for the remainder of 2017 and beyond.
We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by voting in favor of the following resolution:
“RESOLVED, that the holders of shares of common stock approve, on an advisory basis, the compensation of the Company’s executives named in the Summary Compensation Table, as disclosed in this Proxy Statement, pursuant to the compensation disclosure rules of the SEC. However, as this is an advisory vote, the result will not be binding on our Board of Directors or the Company.”
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY (NON-BINDING) APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION ON THE PROXY CARD.

PROPOSAL 4: ADVISORY (NON-BINDING) VOTE ON FREQUENCY OF FUTURE STOCKHOLDER VOTES ON EXECUTIVE OFFICER COMPENSATION
As described in Proposal 3 above, our stockholders are being provided the opportunity to cast an advisory vote on the Company's executive officer compensation program. The advisory vote on executive officer compensation described in Proposal 3 above is commonly referred to as a “say-on-pay” vote. The advisory vote described in this Proposal 4 is commonly referred to as a “say-on-frequency” vote.
In accordance with Section 14A of the Exchange Act, this Proposal 4 affords our stockholders the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in its proxy materials for future annual stockholder meetings (or a special stockholder meeting for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal 4, our stockholders may vote to have the say-on-pay vote every year, every two years or every three years.
The Company believes that say-on-pay votes should be conducted every year so that stockholders may annually express their views on the Company's executive compensation program. The compensation committee, which administers the Company's executive compensation program, values the opinions expressed by stockholders in these votes and will continue to consider the outcome of these votes in making its decisions on executive officer compensation. The Company has had annual say-on-pay votes for the past six years. The last time the Company had a say-on-frequency vote was in 2011.
We therefore request that our stockholders select “1 Year” (as opposed to “2 Years” or “3 Years”) when voting on the frequency of future stockholder votes on executive officer compensation. Although the advisory vote is non-binding, the Board of Directors will review the results of the vote and take it into account in making a determination concerning the frequency of advisory votes on executive officer compensation.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE OF “1 YEAR” AS THE FREQUENCY OF FUTURE STOCKHOLDER VOTES ON EXECUTIVE OFFICER COMPENSATION ON THE PROXY CARD.
RELATED PERSON TRANSACTIONS AND SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Perma-Fix
On July 27, 2015, we entered into Subscription Agreement and Supply Agreement with Perma-Fix Medical, a publicly traded company listed on the NewConnect market of the Warsaw Stock Exchange. Perma-Fix Medical is a subsidiary of Perma-Fix Environmental Services, Inc. Perma-Fix Medical is developing a proprietary process to produce Technetium-99m resin from non-enriched uranium sources for purposes of creating nuclear imaging isotopes. Under the terms of the Subscription Agreement, we invested $1 million USD in exchange for 71,429 shares of Perma-Fix Medical, which constituted approximately 5.4% of the outstanding common shares of Perma-Fix Medical at the time of investment. Under Polish law, issuance of the shares required approval of the shares by a Polish court which occurred on October 12, 2015. The investment in Perma-Fix Medical is accounted for as an available-for-sale security. In connection with the Subscription Agreement, Mr. Molchan, our President and CEO and a member of our Board of Directors, was appointed to the Supervisory Board of Perma-Fix Medical. Mr. Climaco, a member of our Board of Directors, also serves as a Director of Perma-Fix Environmental Services, Inc., and on June 2, 2015, Mr. Climaco was elected as the Executive Vice President of Perma-Fix Medical. Mr. Climaco receives director’s fees from Perma-Fix Environmental Services, Inc. in connection with his service on its Board of Directors, and he receives a salary from Perma-Fix Medical in connection with his service as Executive Vice President. Mr. Molchan receives fees from Perma-Fix Medical in connection with his service on its Supervisory Board. Except as described herein, Messrs Molchan and Climaco do not have an interest in this transaction.
Pursuant to the Supply Agreement, should Perma-Fix Medical successfully complete development of the new Tc-99m resin, Perma-Fix Medical will supply us or our preferred nuclear pharmacy supplier with Tc-99m at a preferred rate and we will purchase agreed upon quantities of such Tc-99m for our nuclear imaging operations, either directly or in conjunction with our preferred nuclear pharmacy supplier.
Of the $1 million investment in Perma-Fix Medical, $45,000 of value was allocated to the Supply Agreement with the remaining value allocated to the 71,429 Perma-Fix Medical shares. We immediately expensed the $45,000 of value associated with the Supply Agreement. In addition, we realized a loss of $233,000 related to the 71,429 Perma-Fix Medical shares due to the initial excess of the transaction price over fair value during the year ended December 31, 2015. During the year ended December 31, 2016, we recognized an other-than-temporary impairment charge of $414,000, reflecting the write down of our investment in Perma-Fix to its fair market value or approximately $255,000, establishing a new cost basis.

We believe that all of the transactions described above were on terms at least as favorable to us as they would have been had we entered into those transactions with unaffiliated third parties.
Policy Concerning Audit Committee Approval of Related Person Transactions
Our Board of Directors and audit committee has adopted a formal policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent members of our Board of Directors if it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires Digirad’s directors, executive officers and holders of more than 10% of its common stock to file with the SEC reports (typically, Forms 3, 4 and/or 5) regarding their ownership and changes in ownership of Digirad’s securities. Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to Digirad, we believe that during the fiscal year ended December 31, 2016, Digirad's directors and officers have complied with all Section 16(a) filing requirements, with the exception of the following inadvertent late filing: Mr. Eberwein of one Form 4, reporting two transactions.
STOCKHOLDER PROPOSALS
Stockholder proposals intended for inclusion in next year’s proxy statement pursuant to Rule 14a-8 promulgated under the Exchange Act must be directed to the Corporate Secretary, Digirad Corporation, 1048 Industrial Court, Suwanee, Georgia 30024 and must be received by November 22, 2017. In order for proposals of stockholders made outside of Rule 14a-8 promulgated under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) promulgated under the Exchange Act, such proposals must be received by the Corporate Secretary at the above address by November 22, 2017 and must also be submitted in accordance with the requirements of our bylaws.
ANNUAL REPORT
We are concurrently sending all of our stockholders of record as of the Record Date, a copy of our Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2016. The Annual Report on Form 10-K contains Digirad’s certified consolidated financial statements for the year ended December 31, 2016, including that of the Digirad’s subsidiaries.
A copy of our Annual Report on Form 10-K will also be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of Digirad at such date to any person who was a beneficial owner of our common stock on the Record Date. Requests should be directed to Investor Relations, Digirad Corporation, 1048 Industrial Court, Suwanee, Georgia 30024.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
A number of brokers with account holders who are Digirad stockholders may be “householding” our proxy materials. In that event, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

GENERAL
Cost of Solicitation
We have retained InvestorCom, Inc. to assist us in the solicitation of proxies for a fee of up to $7,500 plus out-of-pocket expenses. Our expenses related to the solicitation of proxies from stockholders this year are not anticipated to be significant, with the total cost expected to be approximately $10,000. These solicitation costs are expected to include primarily the fee payable to our proxy solicitor. To date, we have incurred approximately $8,500 of these solicitation costs.
Other Matters
The Board of Directors is not aware of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, your shares of common stock will be voted in accordance with the best judgment of the designated proxy holders (who are identified on the enclosed proxy card).
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. YOUR VOTE IS EXTREMELY IMPORTANT, REGARDLESS OF HOW MANY OR HOW FEW SHARES YOU OWN. WE URGE YOU TO SIGN, DATE AND RETURN THE ACCOMPANYING WHITE PROXY CARD PROMPTLY. A POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

By Order of the Board of Directors,

/s/ Jeffrey E. Eberwein
Jeffrey E. Eberwein
Chairman of the Board
Dated: March 22, 2017

2017 ANNUAL MEETING OF STOCKHOLDERS OF

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DIGIRAD CORPORATION
1048 Industrial Court
Suwanee, GA 30024
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Matthew G. Molchan and Jeffrey E. Eberwein, and each of them, the proxies of the undersigned, with full power of substitution, to attend the 2017 Annual Meeting of Stockholders of Digirad Corporation (the “Company”) to be held on April 28, 2017 at 1:00 p.m. Eastern Daylight Time at the Company's headquarters at 1048 Industrial Court, Suwanee, Georgia 30024, and at any adjournments or postponements thereof, and there to vote and act upon the matters set forth on the reverse side, with all the powers the undersigned would possess if personally present.
The undersigned hereby revokes any proxy or proxies heretofore given and acknowledges receipt of a copy of the Notice of Meeting and Proxy Statement and a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSALS IDENTIFIED IN ITEMS 1, 2 AND 3. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED: “FOR” THE PROPOSALS IDENTIFIED IN ITEMS 1, 2 AND 3, AND FOR THE “1 YEAR” OPTION IN PROPOSAL 4, AND AS THE PROXY HOLDERS MAY DETERMINE IN THEIR DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.
(Continued and to be signed on the reverse side)

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2017 ANNUAL MEETING OF STOCKHOLDERS OF
DIGIRAD CORPORATION
April 28, 2017

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL : The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report on Form 10-K are available at http://drad.client.shareholder.com/sec.cfm

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS IDENTIFIED IN ITEMS 1, 2 AND 3, AND FOR THE “1 YEAR” OPTION IN PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1. Election of Directors:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES:					FOR	AGAINST	ABSTAIN
	O Jeffrey E. Eberwein O Matthew G. Molchan O Dimitrios J. Angelis O John W. Climaco O Michael A. Cunnion O Charles M. Gillman O John W. Sayward		2.	The ratification of the appointment of BDO USA, LLP as the independent auditors for the fiscal year ending December 31, 2017.		☐	☐	☐

			3.	The advisory (non-binding) approval of named executive officer compensation.		☐	☐	☐

					1 YEAR	2 YEARS	3 YEARS	ABSTAIN
			4.	The advisory (non-binding) vote on the frequency of future stockholder votes on executive officer compensation.	☐	☐	☐	☐

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2016 Annual Report to Stockholders.

INSTRUCTIONS : To withhold authority to vote for any individual nominee(s), mark “ FOR ALL EXCEPT ” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporation name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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